Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 25, 2011

Registration Statement Nos. 333-173928 and

333-173928-04

$757.842MM	Ford Credit Auto Lease Trust 2011-B
Jt-Books:	Barc, Citi, CA
Co-Mgr:	HSBC	Selling Group:	CastleOak, Loop	100%POT

CLS	SIZE	S&P/F(*)	WAL	EXPCT	LEGAL	B-MARK	yld	coupon	Price
A1	$180MM	A-1+/F1+	0.39	07/15/12	11/15/12	IntL-5	.47979%	.47979%	100.00
A2	$280MM	AAA/AAA	1.20	05/15/13	01/15/14	EDSF+25	.829%	0.82%	99.99098
A3	$200MM	AAA/AAA	1.86	02/15/14	10/15/14	EDSF+45	1.059%	1.05%	99.98772
A4	$62.634MM	AAA/AAA	2.40	04/15/14	01/15/15	ISwaps+75	1.427%	1.42%	99.99347
B	$35.208MM	AA/AA	2.54	05/15/14	05/15/16	ISwaps+125	1.949%	1.94%	99.99723

(*) – Expected Ratings
NetRS Link:	http://www.netroadshow.com
Password:	fordlease11b
Available:	Red, FWP, NetRS, Intex CDI
Settle:	10/31/11
First Payment:	11/15/11
Pricing Speed:	100% PPC @ 5% call
Offering Type:	Public other than A-1, B (144a)
Min Denoms:	100k x 1k
Bill & Deliver:	Citi
ERISA Eligible:	Yes
Bloomberg Ticker:	FORDL 2011-B
Docs Attached:	Red, FWP, cdi file CDI login- Deal name: fcat11b Password VUK7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.